AMENDED AND RESTATED

Q THERAPEUTICS, INC.

2002 STOCK INCENTIVE PLAN

Article 1 PURPOSE

1.1       GENERAL. The purpose of the Q Therapeutics, Inc. 2002 Stock Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of Q Therapeutics, Inc. (the “Company”) by linking the personal interests of the employees, officers, and directors of, and consultants and advisors to, the Company to those of Company stockholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to stockholders of the Company. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of the employees, officers, and directors of, and consultants and advisors to, the Company upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

Article 2 EFFECTIVE DATE

2.1       EFFECTIVE DATE. The Plan is effective as of April 10, 2002, the date the Plan was approved by the Board (the “Effective Date”). Within 12 months of the Effective Date, the Plan will be submitted to the Company’s stockholders for their approval. The Plan will be deemed to be approved by the stockholders if it receives the affirmative vote of the holders of a majority of the shares of stock of the Company present, or represented, and entitled to vote at a meeting duly held (or by the written consent of the holders of a majority of the shares of stock of the Company entitled to vote) in accordance with the applicable provisions of the Company’s Certificate of Incorporation and Bylaws. Any Awards granted under the Plan prior to stockholder approval are effective when made (unless the Committee specifies otherwise at the time of grant), but no Award may be exercised or settled and no restrictions relating to any Award may lapse before stockholder approval. If the stockholders fail to approve the Plan, any Award previously made shall be automatically canceled without any further act.

Article 3 DEFINITIONS AND CONSTRUCTION

3.1       DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Sections 1.1 or 2.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a)       “Award” means any Option or Restricted Stock granted to a Participant under the Plan.

(b)       “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(c)       “Board” means the Board of Directors of the Company.

(d)       “Cause” means (except as otherwise provided in an Award Agreement) that the Committee, in its reasonable and good faith discretion, has determined that a Participant (i) has developed or pursued interests substantially adverse to the Company, (ii) materially breached any employment, engagement, or confidentiality agreement or otherwise failed to satisfactorily discharge his or her duties, (iii) has not devoted all or substantially all of his or her business time, effort and attention to the affairs of the Company (or such lesser amount pursuant to the Participant’s position or as agreed to by the Company), (iv) is convicted of a felony involving moral turpitude, or (v) has engaged in activities or omissions that are detrimental to the well-being of the Company.

(e)       “Change of Control” means any of the following:

(1)       any merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which Stock would be converted into cash, securities, or other property other than a merger of the Company in which the holders of the Company’s Stock immediately prior to the merger have the same proportionate ownership of beneficial interest of common stock or other voting securities of the surviving entity immediately after the merger;

(2)       any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole), other than pursuant to a sale-leaseback, structured finance or other form of financing transaction;

(3)       the stockholders of the Company approve any plan or proposal for liquidation or dissolution of the Company;

(4)       any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act), other than (A) any current stockholder of the Company or affiliate thereof, or (B) an employee benefit plan of the Company or any Subsidiary or any entity holding shares of capital stock of the Company for or pursuant to the terms of any such employee benefit plan in its role as an agent or trustee for such plan, or (C) any affiliate of the Company as of the Effective Date becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the Company’s outstanding Stock; or

(5)       during any period of two consecutive years, individuals who at the beginning of such period do not constitute a majority of the Board at the end of such period, unless the election or the nomination for election by the Company’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(f)       “Code” means the Internal Revenue Code of 1986, as amended.

(g)       “Committee” means the committee of the Board described in Article 4.

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(h)       “Disability” shall mean any illness or other physical or mental condition of a Participant which renders the Participant incapable of performing his customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which in the judgment of the Committee is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.

(i)       “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(j)       “Fair Market Value” means, as of any given date, the fair market value of Stock or other property on a particular date determined by such methods or procedures as may be established from time to time by the Committee.

(k)       “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(l)       “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(m)       “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

(n)       “Participant” means a person who, as an employee, officer, or director of, or consultant or advisor to, the Company or any Subsidiary, has been granted an Award under the Plan.

(o)       “Plan” means the Q Therapeutics, Inc. 2002 Stock Incentive Plan.

(p)       “Restricted Stock” means Stock granted to a Participant under Article 8 that is subject to certain restrictions and to risk of forfeiture.

(q)       “Stock” means the common stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to Article 10.

(r)       “Subsidiary” means any corporation or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

Article 4 ADMINISTRATION

4.1       COMMITTEE. The Plan shall be administered by the Board or a Committee appointed by, and which serves at the discretion of, the Board. If the Board does not appoint a Committee, references in the Plan to the Committee will refer to the Board.

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4.2        ACTION BY THE COMMITTEE. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present and acts approved in writing by a majority of the Committee in lieu of a meeting shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

4.3        AUTHORITY OF COMMITTEE. The Committee has the exclusive power, authority and discretion to:

(a)        Designate Participants to receive Awards;

(b)        Determine the type or types of Awards to be granted to each Participant;

(c)        Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d)        Determine the terms and conditions of any Award granted under the Plan including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

(e)       Amend, modify, or terminate any outstanding Award, with the Participant’s consent unless the Committee has the authority to amend, modify, or terminate an Award without the Participant’s consent under any other provision of the Plan;

(f)       Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(g)       Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(h)       Decide all other matters that must be determined in connection with an . Award;

(i)       Interpret the terms of the Plan or any Award Agreement;

(j)       Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and

(k)       Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan.

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4.4        DECISIONS BINDING. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

Article 5 SHARES SUBJECT TO THE PLAN

5.1        NUMBER OF SHARES. Subject to adjustment provided in Section 10.1, the aggregate number of shares of Stock reserved and available for grant under the Plan shall be One Million Five Hundred Twenty Thousand (1,520,000).

5.2        LAPSED AWARDS. To the extent that an Award terminates, expires, or lapses for any reason, any shares of Stock subject to the Award will again be available for the grant of an Award under the Plan.

5.3        STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock, or Stock purchased on the open market.

Article 6 ELIGIBILITY AND PARTICIPATION

6.1        ELIGIBILITY.

(a)        GENERAL. Persons eligible to participate in this Plan include all employees, officers, and directors of, and consultants and advisors to, the Company or a Subsidiary, as determined by the Committee.

(b)        FOREIGN PARTICIPANTS. In order to assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Section 5.1 of the Plan.

6.2        ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award under this Plan.

Article 7 STOCK OPTIONS

7.1        GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)        EXERCISE PRICE. The exercise price per share of Stock under an Option shall be determined by the Committee and set forth in the Award Agreement. It is the intention under the Plan that the exercise price for any Option shall not be less than the Fair Market Value as of the date of grant; provided, however that the Committee may, in its discretion, grant Options (other than Options that are intended to be Incentive Stock Options) with an exercise price of less than Fair Market Value on the date of grant.

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(b)        TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. Unless otherwise provided in an Award Agreement, if the Company terminates for Cause a Participant’s employment or services, then the Participant’s Option shall lapse as of the date of such termination.

(c)        PAYMENT. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Stock (through actual tender or by attestation), or other property (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.

(d)        EVIDENCE OF GRANT. All Options shall be evidenced by a written Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

7.2        INCENTIVE STOCK OPTIONS. Incentive Stock Options shall be granted only to employees and the terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

(a)        EXERCISE PRICE. The exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option may not be less than the Fair Market Value as of the date of the grant.

(b)        EXERCISE. In no event may any Incentive Stock Option be exercisable for more than ten years from the date of its grant.

(c)        LAPSE OF OPTION. An Incentive Stock Option shall lapse under the following circumstances:

(1)        The Incentive Stock Option shall lapse ten years from the date it is granted, unless an earlier time is set in the Award Agreement.

(2)        The Incentive Stock Option shall lapse upon termination of employment other than the Participant’s death or Disability, unless the Committee determines in its discretion to extend the exercise period for no more than 90 days after the Participant’s termination of employment. Unless otherwise provided in an Award Agreement, if the Company terminates for Cause a Participant’s employment or services, the Participant’s Option shall lapse as of the date of such termination.

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(3)        If the Participant terminates employment on account of Disability or death before the Option lapses pursuant to paragraph (1) or (2) above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of (i) the date on which the Option would have lapsed had the Participant not become Disabled or lived and had his employment status (i.e., whether the Participant was employed by the Company on the date of his Disability or death or had previously terminated employment) remained unchanged; or (ii) 12 months after the date of the Participant’s termination of employment on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so under the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option under the applicable laws of descent and distribution.

(d)        INDIVIDUAL DOLLAR LIMITATION. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(e)        TEN PERCENT OWNERS. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(f)        EXPIRATION OF INCENTIVE STOCK OPTIONS. No Award of an Incentive Stock Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date.

(g)        RIGHT TO EXERCISE. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

Article 8 RESTRICTED STOCK

8.1        GRANT OF RESTRICTED STOCK. The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. All Awards of Restricted Stock shall be evidenced by a Restricted Stock Award Agreement.

8.2        ISSUANCE AND RESTRICTIONS. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

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8.3        FORFEITURE. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited, provided, however, that the Committee may provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

8.4        CERTIFICATES FOR RESTRICTED STOCK. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

Article 9 PROVISIONS APPLICABLE TO AWARDS

9.1        STAND-ALONE AND TANDEM AWARDS. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award granted under the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

9.2        EXCHANGE PROVISIONS. The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Stock, or another Award (subject to Section 9.1), based on the terms and conditions the Committee determines and communicates to the Participant at the time the offer is made.

9.3        TERM OF AWARD. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option exceed a period of ten years from the date of its grant.

9.4        FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan and any applicable law or Award Agreement, payments or transfers to be made by the Company or a Subsidiary on the grant or exercise of an Award may be made in such forms as the Committee determines at or after the time of grant, including without limitation, cash, promissory note, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

9.5        LIMITS ON TRANSFER. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Committee or as otherwise provided in this Plan or in the applicable Award Agreement, no Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution.

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(a)        RIGHT OF FIRST REFUSAL.

(1)        In the event the Participant or Participant’s transferee desires (or is required) to sell or transfer in any manner any of the Stock, the Participant shall first offer such Stock for sale to the Company at the same price, and upon the same terms (or terms as similar as reasonably possible) as those upon which Participant is proposing to dispose of such Stock (“Right of First Refusal”) by delivering a notice (the “Notice”) to the Company stating (A) Participant’s bona fide intention to sell or otherwise transfer such Stock (B) the number of such shares of Stock to be sold or otherwise transferred, (C) the price for which the Participant proposes to sell such Stock and all additional terms and conditions, if any, of the proposed sale or transfer, and (D) the name of the proposed buyer or transferee. The Participant shall attach to the Notice, a copy of the written offer, if any, reflecting the terms and conditions of the proposed sale or transfer of the Stock to the third party. In the event of a transfer not involving a sale of the Stock for a specific sum of money, or if in the sole judgment of the Company’s Board of Directors, the proposed transfer does not involve a price for the Stock negotiated by the Participant and Participant’s proposed buyer or transferee in a bona fide arm’s length transaction, the price of the Stock shall be determined by independent valuation consultants selected by the Company’s Board of Directors.

(2)        Within 45 days following receipt by the Company of the Notice (“Acceptance Period”), the Company (or its assignee) may elect to purchase all of the Stock then owned by the Participant (and not just the Stock to which the Notice refers), at the price per share and on the same terms and conditions (or term and conditions as similar as reasonably possible) as set forth in the Notice or at the price per share determined pursuant to Section 9.5(c) hereof in the event that the price of the Stock is determined by the Company’s Board of Directors under Section 9.5(c).

(3)        If the Company (or its assignee) elects to purchase such Stock hereunder, it shall notify the Participant in writing of its intention to purchase such Stock hereunder and either (A) set a date for the closing of the transaction at a place specified by the Company not later than 30 days from the date of such notice at which time the Company (or its assignee) shall tender payment for the Stock, or (B) include payment for the Stock with the Company’s notice to the Participant. At such closing, the certificates representing the Stock so purchased shall be delivered to the Company and canceled (and the Stock transferred to the Company’s assignee, if applicable) or, in the case of payment by the Company (or its assignee) by mail, such certificates shall be deemed canceled (and the Stock transferred to the Company’s assignee (if applicable) as of the date of the mailing of the Company’s notice and, thereafter, shall be promptly returned by the Participant to the Company by certified or registered mail.

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(4)        If the Company (or its assignee) does not elect to purchase the Stock to which the Notice refers, the Participant may sell or otherwise transfer such Stock to the third party named in the Notice at the price and on the terms and conditions specified in the Notice, provided that such sale or transfer is consummated within 60 days from the earlier of (A) the lapse of the Acceptance Period, or (B) the date of the Company’s notice, whether written or oral, advising the Participant that the Company does not intend to purchase the Stock hereunder, provided, further, that any such sale or transfer is made in accordance with all of the terms and conditions set forth in this Agreement. In the event the Stock is not disposed of by the Participant within this 60-day period, such Stock shall once again be subject to the Right of First Refusal.

(b)        INVOLUNTARY TRANSFER OPTION. In the event of any transfer by operation of law or other involuntary transfer, of all, or a portion, of its Stock, the Company shall have an option to purchase all or any portion of the Stock transferred (the “Involuntary Transfer Option”). Upon such a transfer, Participant and the person acquiring the Stock shall promptly notify the Secretary of the Company of such transfer. The Company (or its assignee) shall notify the Participant and the person acquiring the Stock as to whether the Company (or its assignee) wishes to purchase any of the Stock pursuant to the Involuntary Transfer Option no later than 45 days following the receipt by the Company of the notice from the person acquiring the Stock. If the Company (or its assignee) elects to purchase such Stock hereunder, it shall set a date for the closing of the transaction at a place specified by the Company not later than 30 days from the date of such notice. At such closing, the Company (or its assignee) shall tender payment for the Stock and the certificates representing the Stock so purchased shall be canceled (or the Stock transferred to the Company’s assignee, if applicable).

(c)        PRICE DETERMINATION BY BOARD. With respect to Stock to be transferred pursuant to the Right of First Refusal where the price is determined under this Section 9.5(c) or the Involuntary Transfer Option, the price per share shall be a price that will reflect the current fair market value of such Stock as determined in good faith by the independent valuation consultants selected by the Company’s Board of Directors. The Company shall notify the Participant, his representative, or the person acquiring the shares under Section 9.5(b) of the price so determined within 45 days after receipt by the Company of notice of the transfer or proposed transfer of the shares.

(d)        ASSIGNMENT BY COMPANY. The Company’s Right of First Refusal and Involuntary Transfer Option (collectively, the “Company’s Rights”) may be assigned in whole or in part to any stockholder or stockholders of the Company.

(e)        OBLIGATIONS BINDING UPON TRANSFEREES. All transferees of Stock or any interest therein will receive and hold such Stock or interest therein subject to the provisions of this Agreement, including, insofar as applicable, the Company’s Rights. Any sale or transfer of the Stock shall be void unless the provisions of this Agreement are complied with.

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(f)        TERMINATION OF THE COMPANY’S RIGHTS. Except as otherwise provided hereunder, the Company’s Rights granted to the Company by this Section 9.5 shall terminate upon the earlier of (1) the effective date of a firm commitment underwritten public offering pursuant to an effective Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Stock for the Company’s account to the public other than (A) a registration relating solely to employee stock option, stock purchase or other benefit plans, or (B) relating solely to a Securities and Exchange Commission (“Commission”) Rule 145 transaction, or (2) the acquisition of the Company by, the merger or consolidation of the Company into, or the sale of all or substantially all of the Company’s assets to, another corporation, if, immediately after such acquisition, merger, consolidation or sale of assets, at least 50.1% of the capital stock of the Company or such other corporation is owned by persons who are not holders of capital stock of the Company immediately prior to such acquisition merger, consolidation or sale.

(g)        REPLACEMENT CERTIFICATE. In the event the restrictions imposed on the sale or transfer of the Stock by this Agreement shall be terminated as provided in this Section 9.5, a new certificate or certificates representing the Stock shall be issued, on request, with such legends as are appropriate.

(h)        TRANSFERS DEEMED INVOLUNTARY TRANSFERS. For purposes of this Agreement, the following events shall be deemed to be or to cause, without limitation, involuntary transfers subject to the Involuntary Transfer Option pursuant to Section 9.5(b):

(1)        the Participant files a voluntary petition in bankruptcy or is adjudicated bankrupt or makes an assignment for the benefit of Participant’s creditors;

(2)        the Participant transfers or attempts to transfer part or all or Participant’s Stock in violation of this Agreement;

(3)        part or all of Participants interest in the shares is transferred or awarded to Participant’s spouse under a decree of divorce or judgment of dissolution or separate maintenance, or similar decree or judgment, or under a property settlement or separation agreement, or similar agreement;

(4)        part or all of the interest of the Participant’s spouse in the shares is transferred or otherwise disposed, by will or otherwise, to any person other than Participant;

(5)        a guardian or conservator of the person or estate of Participant is appointed; or

(6)        the Participant’s death.

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9.6        BENEFICIARIES. Notwithstanding Section 9.5, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married, a designation of a person other than the Participant’s spouse as Participant’s beneficiary with respect to more than 50 percent of the Participant’s interest in the Award shall not be effective without the written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto under the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

9.7        STOCK CERTIFICATES. All Stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on with the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock.

9.8        ACCELERATION UPON A CHANGE OF CONTROL. Except as otherwise specifically provided in any Option or other Award at the time of grant, or approved in writing by the Committee and a Participant with respect to any Option or Award granted to such Participant, in the event of a Change of Control, each outstanding Option or other Award shall be assumed or an equivalent Option or other Award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation in a Change of Control refuses to assume or substitute for the Option or other Award, then the Participant holding such Option or other Award shall fully vest in and have the right to exercise the Option or other Award as to all of the Stock applicable thereto, including Stock as to which it would not otherwise be vested or exercisable. If an Option or other Award becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change of Control, the Committee shall notify the Participant in writing or electronically that the Option or other Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option or other Award shall terminate upon expiration of such period. For the purposes of this paragraph, the Option or other Award shall be considered assumed if, following the Change of Control, the Option or other Award confers the right to purchase or receive, for each share of Stock subject to the Option or other Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or other Award, for each share of Stock subject to the Option or other Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of common stock in the Change of Control.

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Article 10 CHANGES IN CAPITAL STRUCTURE

10.1        GENERAL. In the event a stock dividend is declared upon the Stock, the shares of Stock then subject to each Award (and the number of shares subject thereto) shall be increased proportionately without any change in the aggregate purchase price therefor. In the event the Stock shall be changed into or exchanged for a different number or class of shares of Stock or of another corporation, whether through reorganization, recapitalization, stock split, combination of shares, merger or consolidation, the Committee has the authority to substitute for each such share of Stock then subject to each Award the number and class of shares of Stock into which each outstanding share of Stock shall be so exchanged, all without any change in the aggregate purchase price for the shares then subject to each Award.

Article 11 AMENDMENT, MODIFICATION AND TERMINATION

11.1        AMENDMENT, MODIFICATION AND TERMINATION. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

11.2        AWARDS PREVIOUSLY GRANTED. Except as otherwise provided in the Plan, including without limitation, the provisions of Article 10, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant.

Article 12 GENERAL PROVISIONS

12.1        NO RIGHTS TO AWARDS. No Participant or other person shall have any claim to be granted any Award under the Plan, and neither the Company nor the Committee is obligated to treat Participants and other persons uniformly.

12.2        NO STOCKHOLDERS RIGHTS. No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

12.3        WITHHOLDING. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.

12.4        NO RIGHT TO EMPLOYMENT OR THE PROVISION OF SERVICES. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ of, or to provide services to, the Company or any Subsidiary.

12.5       UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

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12.6       INDEMNIFICATION. To the extent allowable under applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.7        RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary.

12.8        EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

12.9        TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

12.10        FRACTIONAL SHARES. No fractional shares of stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

12.11        SECURITIES LAW COMPLIANCE. With respect to any person who is, on the relevant date, obligated to file reports under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

12.12        GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register under the Securities Act any of the shares of Stock issued under the Plan. If the shares issued under the Plan may in certain circumstances be exempt from registration under the Securities Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

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12.13       GOVERNING LAW. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

This Amended and Restated Q Therapeutics, Inc. 2002 Stock Incentive Plan reflects modifications adopted and approved by the Company’s Board of Directors and/or stockholders through February 8, 2008.

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